Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

National Rural Utilities Cooperative Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Collateral Trust Bonds	457(r)	—	—	—	—	—

	Debt	Senior Debt Securities	457(r)	—	—	—	—	—

	Debt	Subordinated Debt Securities	457(r)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	The securities covered by this registration statement may be sold or otherwise distributed separately or together. This registration statement covers offers, sales and other distributions of an indeterminate amount of the securities listed in this table from time to time at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant hereby defers payment of the registration fee required in connection with this registration statement.